Exhibit 10.1
PERSONAL & CONFIDENTIAL
June 20, 2008
John Morris
RE: Offer of Employment
Dear John:
We are delighted to extend an offer to you to join Juniper Networks (“JNI” or the “Company”) as Executive Vice President, Worldwide Sales & Services, reporting to the CEO, or at such time as a COO is hired, the COO. This offer is contingent upon successful background investigation and approval from the Compensation Committee of the Board of Directors. This letter will confirm the terms of your employment with the Company as follows:
Base Salary: In consideration of your services, you will be paid an annual base salary at a rate of $500,000 which will be paid semi-monthly in the amount of $20,833.33 less applicable taxes, deductions and remittances, in accordance with the Company’s normal payroll processing.
Hiring Bonus: In addition, you will be offered a one-time hiring bonus of $250,000 (less applicable withholding at the supplemental tax rate). This bonus will be paid to you with your first or second paycheck. Should you voluntarily terminate your employment or if or your employment is terminated by JNI with Cause (as defined below) prior to one year of service with JNI, you will be responsible for repayment (pro-rated) of this bonus amount to the company where the amount to be repaid is equal to the portion of the full year of service to JNI that is not completed.
Stock Options: As soon as practicable upon or following the commencement of your employment, and subject to compliance with applicable state and federal securities laws, I will recommend to the Compensation Committee of the Board of Directors that a non-statutory option to purchase 150,000 shares JNI Common Stock be granted to you under the terms of the Company’s 2006 Equity Incentive Plan and related forms (the “Plan”). The option will have a term of seven (7) years from the date of grant (the “Grant Date”). Your right to exercise the option will vest cumulatively over a period of four years so long as you remain an employee of the Company, with 12/48ths of the shares vesting on the one-year anniversary of the Grant Date and 1/48th vesting each month thereafter. I believe, in good faith, that the Compensation Committee will approve the stock option grant and the performance share grant discussed below.
Performance Shares:  As soon as practicable upon or following the commencement of your employment, and subject to compliance with applicable state and federal securities laws, I will recommend to the Compensation Committee of the Board of Directors a performance share award with an aggregate target of 100,000 shares of JNI Common Stock be granted to you under the terms of the Plan.  The exact number of shares that you will ultimately receive will be determined based on achievement of certain Company’s performance targets for 2008, 2009, and 2010, as determined by the Compensation Committee. You will only be entitled to shares earned under this award if you remain an employee of the Company through the date of vesting, which will be three (3) years from the date the award is granted.  Additional information about the Plan, company goals, and objectives will be available to you after the start of your employment.
Bonus:  You will be eligible to participate in Juniper Networks 2008 Executive Incentive Bonus Plan with an annualized bonus target of 100% of base salary, prorated for duration of your service to the Company in 2008.  Additional information about the plan, company goals, and objectives will be available to you after the start of your employment.  The plan and funding schedule is subject to change at any time during the plan year.
Relocation Assistance:  In conjunction with your relocation to the Sunnyvale area, Juniper Networks will reimburse costs for a house-hunting trip lasting no more than 5 days for you and your spouse. The Company will also provide one-way transportation for you and your eligible dependents per the Company’s Travel Policy, including 15 days of car rental and 60 days of temporary housing. Additional Company-paid long-term business housing in Sunnyvale will be provided for up to 12 additional months until your family relocates from Chicago.  You are eligible to receive packing, shipment, insurance and storage for 60 days of eligible household goods, a taxable relocation allowance of US$7,500 and up to 3 days of Settling In Assistance. Home Sale Assistance for your home in the Chicago area will be provided through the Buyer Value Option (BVO) real estate agent commissions and closing costs program and will be coordinated by the Company’s relocation service provider.  To be eligible for the BVO program, the listing agreement for your home must be signed with a Company-approved real estate agent and your home must meet certain criteria as specified in the BVO Home Sale relocation policy addendum.  New Home Purchase assistance in Sunnyvale will be provided in the form of reimbursement of reasonable and customary non-recurring closing costs up to 2% of the new loan amount and a 3-2-1 thirty-six month mortgage interest buy down. All arrangements must be made through the Company’s relocation service provider.  Should you voluntarily terminate your employment prior to completing three full years of service after the completion of your relocation, you will be responsible for pro-rated repayment of relocation expenses where the amount to be repaid is equal to the portion of the three full years of service to JNI that is not completed.  Taxable benefits will be taxed at the federal and state supplemental tax withholding rates.  The following items will be grossed up for federal and state taxes:  Temporary and Long-term housing costs, car rental fees and house hunting expenses.  For more details, a copy of the relocation policy and to initiate the relocation process, please contact Juniper’s relocation consultant at Juniper@primacy.com.
Severance and Change in Control:  JNI will enter into a severance agreement with you on substantially the following terms: In the event you are terminated involuntarily by JNI without Cause, as defined below, and provided you execute a full release of claims, in a form satisfactory to JNI, promptly following termination, you will be entitled to receive the following severance benefits (i) an amount equal to six months of your base salary and (ii) an amount equal to half of your annual at target bonus for the fiscal year in which your termination occurs.  For purposes of this Agreement, “Cause” is defined as (i) willfully engaging in gross misconduct that is demonstrably injurious to JNI; (ii) willful act or acts of dishonesty or malfeasance undertaken by you; (iii) conviction of a felony; or (iv) willful and continued refusal or failure to substantially perform your duties with JNI (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute “Cause” only if such failure continues after  the JNI CEO, COO or Board of Directors has provided you with a written demand for substantial performance setting forth in detail the specific respects in which it believes you have willfully and not substantially performed your duties thereof and you have been provided a reasonable opportunity (to be not less than 30 days) to cure the same.   In addition, subject to approval of the Compensation Committee, JNI will enter into with you our standard executive Change in Control Agreement that provides for severance benefits under certain circumstances following a change in control. For your reference, a form of the foregoing severance agreement and Change in Control Agreement is attached to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
Benefits; Expenses: You will be entitled to receive the employee benefits made available to other employees and officers of the Company to the full extent of your eligibility. We have put a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our people and their families change. JNI shall reimburse you for all reasonable business and travel expenses actually incurred or paid by you in the performance of your services on behalf of the Company, in accordance with the Company’s expense reimbursement policy as from time to time in effect.
Proprietary Information Agreement: Upon commencement of your employment, you will sign the Company’s standard employee confidentiality, invention assignment and non-competition agreement.
Confidentiality: Except as required by applicable laws, neither party shall disclose the contents of this agreement without first obtaining the prior written consent of the other party, provided, however, that you may disclose this agreement to your attorney, financial planner and tax advisor if such persons agree to keep the terms hereof confidential.
Arbitration: Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association, provided, however, that this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or appropriation of the Company’s trade secrets or confidential and proprietary information. Judgment may be entered on the award of the arbitration in any court having jurisdiction.
For purposes of federal immigration law, you will be required to provide to JNI documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with JNI, or our employment relationship with you may be terminated. A complete list of acceptable documents is provided with this offer. Please bring the appropriate documents on your first day of employment to insure legal employment.

This offer is contingent upon your obtaining the requisite immigration status and employment authorization. If you are a foreign national requiring work authorization to begin employment, you must contact the Company’s Immigration Department at immigration@juniper.net to initiate the visa process. The Company will submit a petition on your behalf to obtain employment authorization, as well as file visa applications for your immediate dependent family members. The Company will pay the legal fees and costs related to these filings. Due to the number of work visas available each year is limited by the U.S. government, the Company reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1), you must contact the Company’s Immigration Department before beginning employment.
If you choose to accept this offer, your employment with Juniper Networks will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Juniper Networks will have a similar right and may conclude its employment relationship with you at any time, with or without cause.
You may accept this offer by signing below and faxing a copy to the attention of Elisa Hoppner in our Corporate Human Resources Organization at (408) 745-8927. This offer will be valid until June 23, 2008 after which we will consider this offer closed.
We are delighted to have you join us at Juniper Networks. Welcome aboard!
Very truly yours,

Steven Rice
EVP, Human Resources
Juniper Networks
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ John Morris	6/22/8

Signature	Date Signed
Start date: Monday, July 7, 2008